Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 2, 2007 relating to the financial statements and financial statement schedule, management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal control over financial reporting, which appears in Graphic Packaging Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Atlanta, Georgia
August 30, 2007